Exhibit 99.2
March 14, 2008

Michael J. McConnell
Vice President
Shamrock Partners Activist Value Fund L.L.C.
4444 Lakeside Drive
Burbank, CA 91505

Dear Michael:

I am responding to your letter to the Board of Directors of iPass Inc. dated March 4, 2008, regarding the decision of Shamrock Activist Value Fund, L.P. (“Shamrock”) to designate Stanley Gold to be one of Shamrock’s designees to the iPass Board.  This designation was purportedly made pursuant to the February 20, 2007 letter agreement between iPass and Shamrock and its affiliated entities (the “Agreement”).

Pursuant to the Agreement, Shamrock is entitled to have Mr. Gold included in the slate of nominees for election at the upcoming iPass annual meeting of stockholders, provided that Mr. Gold is “acceptable to iPass in the good faith reasonable discretion of the Board.”  Needless to say, iPass fully intends to comply with the Agreement.  Consequently, we would like to arrange for Mr. Gold to meet with the Corporate Governance and Nominating Committee at the earliest time that is convenient for both Mr. Gold and the Corporate Governance and Nominating Committee.  Please contact Bruce Posey, General Counsel to iPass, to arrange that meeting.

Your letter also states that you expect that Mr. Gold will promptly be appointed to the Board.  The Agreement does not provide Shamrock with the right to have Mr. Gold appointed to the Board absent a previous Shamrock designee leaving the Board.  This has not occurred.

Last, iPass received a letter from David K. Robbins of Bingham McCutchen LLP on behalf of Shamrock dated March 7, 2008.  In that letter Shamrock has proposed candidates to the Board in direct violation of Section 5(b) of the Agreement, implicitly threatened to vote for such candidates which would be in violation of Section 5(a) of the Agreement, and has made a stockholder proposal in direct violation of Section 5(c) of the Agreement.  We expect that Shamrock will direct Mr. Robbins to immediately and unequivocally withdraw the letter.

Regards,

/s/  Ken Denman

Ken Denman
Chairman & CEO